Exhibit 15.2

May 2, 2022

To:	China Online Education Group (the “Company”)
Room 607, Yuemeite Building, No.1 Gaoxin South 7th Road,
High-tech Zone, Yuehai Street, Nanshan District, Shenzhen, Guangdong Province 518063,
The People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the reference of our name under the heading “Item 4. Information on the Company—C. Organizational Structure”, and “Item 10. Additional information—E. Taxation”, in the Company’s annual report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of May, and further consent to the incorporation by reference of the summary of our opinions in the Annual Report under these captions into China Online Education Groups registration statements on Form S-8 (File No. 333-213457) that was filed on September 2, 02016, Form S-8 (File No. 333-229055) that was filed on December 28, 2018 and Form F-3 (File No. 333-237575) that was filed on April 6, 2020. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ SHIHUI PARTNERS
SHIHUI PARTNERS